Exhibit 99.1

For Immediate Release	Contact Information
Wednesday, February 21, 2007	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

The Exploration Company to Acquire
Output Exploration LLC for $95.6 Million;
Adds Additional Maverick Basin Lease Acreage

SAN ANTONIO -- Feb. 21, 2007 -- The Exploration Company (Nasdaq:TXCO) today announced it has entered into an agreement to acquire Output Exploration LLC, a privately held, Houston-based exploration and production firm, for $91.6 million in cash, subject to certain adjustments, and $4 million of TXCO common stock.

The transaction, the largest in TXCO's history, will double the Company's proved reserves and increase current oil and gas production by nearly two thirds. It includes:
•
Proved reserves of 40 billion cubic feet equivalent (Bcfe). TXCO estimates an additional 51 Bcfe probable and possible (2P/3P) reserves. (These are not presently classified as reserves under Securities and Exchange Commission definitions.)

•	A proved reserves purchase price of $2.39 per thousand cubic feet equivalent (mcfe), or $2.85/mcfe fully developed; and $1.05/mcfe for 3P reserves, or $1.78/mcfe fully developed.
•	Current net oil and gas production of approximately 8.4 million cubic feet equivalent per day (mmcfed), representing a 62 percent increase in TXCO's current daily oil and gas production.
•	Approximately 31,000 net leasehold acres, of which 24 percent is undeveloped.
•	Associated operating infrastructure.
•	An expanded senior credit facility to fully finance the transaction.

"This acquisition is an excellent opportunity for TXCO because it allows us to leverage our existing strengths," said Chairman, President and CEO James E. Sigmon. "It is a good fit because the core of the Output properties is in the East Texas Fort Trinidad Field, an area that is prospective for similar plays that we know very well in our Maverick Basin area, such as the Glen Rose, Buda, Austin Chalk and Eagleford/Woodbine formations. This will allow TXCO's technical and operations team to apply its knowledge of these formations to East Texas. In addition, the Output East Texas acreage position is situated in the prolific, down-dip Bossier play, which has the potential to develop as the play expands.

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"Output also has been an innovator in employing advanced technology, such as 3-D seismic interpretation, to evaluate, acquire, explore and develop oil and gas properties -- just as we do at TXCO," Sigmon added. "We welcome Output's employees to TXCO and greatly value their technical expertise. With the drilling prospects identified on the Output acreage, we gain the potential to speed TXCO's continuing growth in oil and gas production and reserves."

Strategic Rationale
TXCO gains:
•	Increased drilling opportunities both in the near term and long term.
•	Greater size and growth opportunities -- doubles proved reserves and sharply increases daily oil and gas production.
•	Increases exposure to the natural gas market.

TXCO also gains complementary assets in two areas:
•
Output holds approximately 20,000 net acres in the onshore Gulf Coast region, centered on the Fort Trinidad Field in Houston and Madison Counties, TX. Much of the Output acreage is prospective for the Upper Glen Rose, Woodbine, Buda/Austin Chalk and Deep Bossier. Working interests vary from property to property with 63 percent of proved reserves, on average, effectively operated as Output proposes and drills some wells before turning them over to a partner to produce. The Gulf Coast region constitutes approximately 88 percent of proved reserves included in the overall transaction.

•
In the Midcontinent, Output holds approximately 11,000 net acres in 16 counties of western Oklahoma, centered on the Rush Springs Field in the Anadarko Basin, Grady County, OK. These include significant exploration opportunities in the Lower Morrow/Springer Bar play. The Midcontinent assets are non-operated and constitute approximately 12 percent of proved reserves and production. Working interests in the Midcontinent leases varies from 50 percent to less than 1 percent.

•	Output proved reserves at Oct. 1, 2006, were 62 percent natural gas.

Pro Forma Acquisition Statistics
	TXCO	Output	Pro Forma TXCO
Estimated current net production/mmcfed	13.4	8.4	21.8
Oil production/bopd	1,837	640	2,477
Gas production/mmcfd	2.4	4.6	7.0
Net acres	699,172	31,000	730,172
Undeveloped acres	671,165	7,440	678,065
Proved reserves (Bcfe)*	40	40	80
Effectively operated/%	87	63	75
Proved developed reserves (Bcfe)	18.9	31.2	50.1
Reserves mcfe/share	1.21	-	2.40
Reserve life (years)*	8.2	13.0	10.1
*Based on preliminary internal estimates and current production

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Merger Agreement
The acquisition price of $95.6 million includes $91.6 million in cash plus TXCO common shares valued at $4 million at signing. BMO Capital Markets has agreed to underwrite a new, four-year senior secured revolving credit facility and a new, five-year senior secured second-lien term loan facility to fully finance the acquisition. Bank of Montreal has agreed to act as administrative agent for the lenders under the new credit facilities.

TXCO's historically low debt-to-asset ratio will rise to approximately 38 percent, attractive in comparison to its peer companies. The transaction is expected to close on or before April 2, 2007. The total price will include customary adjustments. The boards of directors of both companies have unanimously approved the agreement, which is subject to customary conditions and regulatory approvals. Output will be merged into a TXCO subsidiary. Output's properties in California's Sacramento Basin will be sold to another party before closing. BMO Capital Markets acted as financial advisor to TXCO.

Additional, supplemental details regarding the transaction are available on TXCO's Web site at http://www.txco.com/supinfo.html.

New Maverick Basin Acreage
Separately, TXCO has increased the size of its Maverick Basin lease block under a new agreement with EnCana Oil & Gas (USA) Inc. TXCO acquired an interest in primarily shallow horizons under 85,681 acres, expanding the interest it holds on existing leases. The Company now holds nearly 560,000 net acres in the Maverick Basin.

The Company sold the block to EnCana in September 2005, retaining rights to the Glen Rose formation. Under the new agreement, it now owns an interest in all rights from the surface through the Glen Rose formation under the entire 85,681 acres, plus a 50 percent interest in 16,810 acres of the block through the Sligo formation.

About The Exploration Company
The Exploration Company is an independent oil and gas enterprise with interests primarily in the Maverick Basin of Southwest Texas and the Marfa Basin in West Texas. The Company has a consistent record of long-term growth in its proved oil and gas reserves, leasehold acreage position, production and cash flow through its established exploration and development programs. Its business strategy is to build shareholder value by acquiring undeveloped mineral interests and internally developing a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. The Company accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on Nasdaq's Global Select Market under the symbol "TXCO."

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Forward-Looking Statements
Statements in this press release that are not historical, including statements regarding TXCO's or management's intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements relating to the pending merger and acquisition plans, expected costs savings therefrom, closing dates and transaction costs; whether the merger will be accretive; the terms of and ability to obtain permanent financing for the merger; capital expenditures; drilling plans; production levels; oil and gas prices; the timing, number and cost of wells to be drilled, projects and expected response; and establishment of reserves. It is important to note actual results may differ materially from the results predicted in any such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, difficulties in integrating the Output businesses and operations in an efficient and effective manner; the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns affecting the drilling of oil and natural gas wells, as well as general market conditions, competition and pricing. Shareholders and other readers are cautioned not to place undue reliance on the forward-looking statement contained herein, which speak only as of the date they are made. TXCO undertakes no obligation to update publicly or revise any forward-looking statement. More information about potential factors that could affect the Company's operating and financial results is included in TXCO's annual report on Form 10-K for the year ended Dec. 31, 2005, and its Form 10-Q for the quarter ended Sept. 30, 2006. This and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's Web site at www.txco.com. Copies are available without charge, upon request from the Company.

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